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                                                               Exhibit (h)(9)(b)

               FUND/SERV AMENDMENT TO FUND PARTICIPATION AGREEMENT

          This Fund/SERV Amendment (the "Amendment") to Fund Participation Agreement is made effective as of the date executed by and between American International Life Assurance Company of New York (the "Insurance Company") and
J. P. Morgan Series Trust II (the "Trust") on behalf of itself and each of its series (each a "Fund", collectively, the "Funds").

                             BACKGROUND INFORMATION

1. The Insurance Company and the Trust are parties to a Fund Participation Agreement made effective as of June 16,2003 (the "Participation Agreement"). The Participation Agreement permits the Insurance Company to utilize the Trust as an investment vehicle for certain variable insurance products.

2. The Insurance Company and the Trust are members of the National Securities Clearing Corporation ("NSCC") or otherwise have access to the NSCC's Fund/SERV system. The Fund/SERV system permits the transmission of shareholder trade data as well as trade settlement between the Insurance Company and the Trust

3. Article III of the Participation Agreement contains provisions governing purchases and sales of shares of the Trust by the Insurance Company for the Separate Accounts governed by the Participation Agreement. The parties desire to supplement the provisions of Article III of the Participation Agreement to permit the purchase and sale of shares of the Trust electronically through the Fund/SERV system.

                             STATEMENT OF AGREEMENT

          The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree to amend Article III of the Participation Agreement to add the following provisions:

          "3.13. Transactions Subject to Fund/SERV. On each business day that the New York Stock Exchange is open for business on which the Portfolios determine their per share net asset values ("Business Day"), the Trust or its designee shall accept, and effect changes in the Trust's records upon receipt of purchase and redemption instructions from the Insurance Company electronically through Fund/SERV ("Instructions") without supporting documentation from the Account on whose behalf the Insurance Company is acting. On each Business Day, the Trust or its designee shall accept for processing any Instructions from the Insurance Company and shall process such Instructions in a timely manner. Notwithstanding the foregoing, nothing in this Amendment shall be construed as permitting the Insurance Company to establish new accounts through Fund/SERV; it being understood that any new accounts shall be established in accordance with the Participation Agreement and after submission of a written application to the Trust.

          3.14. Performance of Duties. The Trust or its designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Amendment and as otherwise


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established by the NSCC. The Trust or its designee shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Amendment. The Trust or its designee shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; (b) the then current prospectus and statement of additional information of the portfolios; and (c) any provision relating to Fund/SERV in any agreement between the Trust and its agent that would affect the Trust's duties and obligations pursuant to this Amendment.

          3.15. Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by the Trust or its designee to the Insurance Company through Fund/SERV and pursuant to this Amendment shall be accurate, complete, and in the format prescribed by the NSCC. The Trust or its designee shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Trust or its designee.

          3.16. Transactions Subject to Fund/SERV. The Insurance Company certifies that all instructions delivered to the Trust or its designee on any Business Day shall have been received by the Insurance Company from the Separate Account based on instructions from Contractholders received by the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the "Close of Trading") on such Business Day and that any instructions received by the Insurance Company after the Close of Trading on any given Business Day will be transmitted to the Trust or its designee on the next Business Day. The Insurance Company further certifies that all such Instructions received by it from the Separate Account based on instructions from Contractholders by the Close of Trading on any Business Day will be delivered to the Trust or its designee on such Business Day.

          3.17. Performance of Duties. The Insurance Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Amendment and as otherwise established by the NSCC. The Insurance Company shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Amendment. The Insurance Company shall conduct each of the forgoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and; (b) the then current prospectuses and statements of additional information of the portfolios and the Contracts.

          3.18. Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Trade and, if applicable, broker/dealer information provided by the Insurance Company to the Trust or its designee through Fund/SERV and pursuant to this Amendment shall be accurate, complete and, in the format prescribed by the NSCC. All instructions by the Insurance Company for each Fund/SERV transaction shall be true and correct and will have been duly authorized. The Insurance Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Insurance Company.


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          3.19. Information Relating to Fund/SERV Transactions. For each
Fund/SERV transaction, the Insurance Company shall provide the Trust and its designee with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Insurance Company hereby certifies is and shall remain true and correct. The Insurance Company shall maintain documents required by the Trust or by applicable law, rules or regulations to effect Fund/SERV transactions.

          3.20. As-Of Transactions. Processing errors which result from any delay or error caused by the Insurance Company may be adjusted through Fund/SERV by the Insurance Company by the necessary transactions on an as-of basis and the cost to the Trust and its designee of such transactions shall be borne by the Insurance Company; provided however, prior authorization must be obtained from the Trust if the transaction is back dated more than five days or to a previous calendar year.

          3.21. Trade Confirmation. Any information provided by the Trust or its designee to the Insurance Company electronically through Fund/SERV and pursuant to this Amendment, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Trust and its designee have the informed consent of the Insurance Company to suppress the delivery of this information using paper-media. The Insurance Company will promptly verify accuracy of confirmations of transactions and records received by the Insurance Company through Fund/SERV.

                           SETTLEMENT AND OVERPAYMENT

          3.22. Settlement. All settlement of payments with respect to transactions effected through the Fund/SERV system shall be made as provided in NSCC rules and procedures relating to Fund/SERV.

          3.23. Overpayments to the Insurance Company. In the event any overpayment is made to the Insurance Company by the Trust, the Insurance Company shall promptly repay such overpayment to the Trust after the Insurance Company receives notice of such overpayment.

          3.24. Overpayments to the Trust. In the event any overpayment is made to the Trust by the Insurance Company, the Trust or its designee shall promptly repay such overpayment to the Insurance Company after the Trust or its designee receives notice of such overpayment.

                             CONFLICTING AGREEMENTS

          3.25 Any understanding between the Insurance Company and the Trust relating to Fund/SERV that is inconsistent with this Amendment shall be null and void. Nothing contained in this Amendment, however, shall be construed to limit or restrict each Party's compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from amending the Participation Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto. Except as otherwise set forth herein, the Participation Agreement shall remain unchanged in full force and effect and the Insurance Company may continue to effect transactions for the Separate Accounts in accordance with the Participation Agreement."


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                                     NOTICES

          ARTICLE XII of the Participation Agreement is hereby amended by deleting the address to the Fund adding the following address for purposes of sending notices to the Fund:

                           "Fund:

                           J.P. Morgan Series Trust II
                           c/o JPMorgan Chase Bank
                           245 Park Avenue
                           New York, New York 10167
                           Attention: Legal-Funds"

          IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers.

AMERICAN INTERNATIONAL LIFE INSURANCE COMPANY OF NEW YORK


By:    /s/ Illegible                    Attest: /s/ Lauren W. Jones
       ------------------------------           --------------------------------
Title: Sr. Vice President               Name:   Lauren W. Jones
Date:  9/6/07                           Title:  Assistant Secretary
                                        Date:   September 6 2007

J.P. MORGAN SERIES TRUST II

By:    /s/ Arthur A. Jensen
       ------------------------------
Title: Arthur A. Jensen
       Assistant Treasurer
Date:  10/1/07


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